NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Annual Revenues Increase 116%
- Gross Profits Increase 163% and Earnings Per Share Milestone Achieved for FY 2007 -

San Antonio, Texas – October 18, 2007 – ATSI Communications, Inc. (OTCBB: ATSX) today announced results for the three months and fiscal year ended July 31, 2007. Revenues for the 4th quarter totaled $9,948,000, an 87% increase over the previous year's 4th quarter ended July 31, 2006. Revenues for the 4th quarter exceeded the immediately preceding quarter ended April 30, 2007 by $1.8 million and resulted in the 12th consecutive quarter of record revenues for the Company. In addition, ATSI produced record gross profits, its 5th consecutive quarter of positive cash flow from operations, and 3rd consecutive quarter of net positive earnings per share.

For its fiscal year ended July 31, 2007, ATSI reported revenues of $31.7 million, a 116% increase over revenues of $14.7 million for the previous fiscal year ended July 31, 2006. Net income to common stockholders for the year ended July 31, 2007 was $515,000 vs. a net loss to common stockholders of $12,000 for the Company’s previous fiscal year ended July 31, 2006. Additional key financial improvements for FY2007 include a $2.4 million increase in working capital and a $1 million increase in cash derived primarily from the Company’s positive cash flow from operations.

During the year, the Company met every internal milestone of its business plan that included achieving profitability. Management believes the accomplishments during FY2007 further strengthen the Company’s foundation, thus facilitating the achievement of future goals and improvement in shareholder value.

The following is a summary of the significant achievements for the year:

•	4 consecutive quarters of record revenue:
+ 182% growth in 1st quarter
+ 140% growth in 2nd quarter
+ 99% growth in 3rd quarter
+ 87% growth in 4th quarter

•	4 consecutive quarters of positive cash flow from operations and 3 consecutive quarters of net profits

•	$1.8 million improvement in total assets

•	$1.4 million reduction in total liabilities

•	ATSI secured $1.2 million accounts receivable financing package to fund continued growth

•	ATSI upgraded to IntelliConnect™ System and expanded Company’s VoIP network by 40% with NexTone Communications to support growth

Arthur L. Smith, CEO of ATSI, stated, “We had a phenomenal year during which our team met key financial and operational goals that solidifies a successful track record of execution over the last 3 fiscal years. We exceeded our objective of doubling revenues year over year while producing net earnings per share earlier than expected.” Mr. Smith added, “I commend our team for consistently delivering on the Company’s goals and objectives over the last 12 quarters. Although we expect our growth trend to continue and result in record annual revenues for FY2008, our management team is emphasizing improvements in gross margin and cash flow from operations. We also anticipate a continued increase in the value of our assets that includes improving our cash reserve during the year.”

Excluding non-cash items, net income to common stockholders for the year ended July 31, 2007 was $890,000 vs. a net loss to common stockholders of $63,000 for the previous year ended July 31, 2006. For FY2007 the Company incurred $602,000 in non-cash compensation and warrant expense. Additional non-cash items incurred during the year include depreciation and amortization expense, interest expense, bad debt expense, debt forgiveness income, loss on derivative instrument liabilities, gain on disposal of discontinued operations and preferred dividend expense.

Net Income before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net loss reported in accordance with GAAP to net loss before non-cash items.

ATSI Communications, Inc. operates through its two wholly owned subsidiaries, Digerati Networks, Inc. and Telefamilia Communications, Inc. Digerati Networks, Inc. is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NexTone powered VoIP network, ATSI believes it has clear advantages over its competition. Telefamilia Communications provides specialized retail communication services that includes VoIP services to the high-growth Hispanic market in the United States. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.

ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Years ended July 31, .
	2007	2006
OPERATING REVENUES:
Carrier services	$31,562	$14,549
Communication services	113	125
Network services	17	22
Total operating revenues	31,692	14,696

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization, shown below)	29,521	13,869
Selling, general and administrative expense (exclusive of legal and professional fees)	1,625	1,138
Legal and professional fees	258	195
Bad debt expense	98	-
Depreciation and amortization expense	99	92
Total operating expenses	31,601	15,294

OPERATING INCOME (LOSS)	91	(598)

OTHER INCOME (EXPENSE):
Loss on derivative instrument liabilities	-	(6)
Debt forgiveness income	-	50
Interest expense	(348)	(151)
Total other income (expense), net	(348)	(107)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(257)	(705)

DISCONTINUED OPERATIONS
Gain on disposal of discontinued operations	-	1,652
INCOME FROM DISCONTINUED OPERATIONS	-	1,652

NET INCOME (LOSS)	$(257)	$947
LESS: PREFERRED DIVIDEND	(56)	(959)
ADD: REVERSAL OF PREVIOUSLY RECORDED PREFERRED DIVIDEND	828	-

NET INCOME (LOSS) TO COMMON STOCKHOLDERS	$515	$(12)

BASIC INCOME (LOSS) PER SHARE:
From continuing operations	$0.02	$(0.12)
From discontinued operations	$-	$0.12
Total	$0.02	$0.00

DILUTED INCOME (LOSS) PER SHARE
From continuing operations	$(0.01)	$(0.02)
From discontinued operations	$-	$0.05
Total	$(0.01)	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	27,908,044	13,516,342
DILUTED COMMON SHARES OUTSTANDING	28,049,739	31,287,366

NET INCOME (LOSS) TO COMMON STOCKHOLDERS:	$515	$(12)
EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash issuance of common stock and warrants for services	129	176
Non-cash stock-based compensation, employees	473	267
Bad debt expense	98	-
Depreciation and amortization	99	92
Interest expense	348	151
MINUS:
Debt forgiveness income	-	50
Loss on derivative instrument liabilities	-	(6)
Gain on disposal of discontinued operations	-	1,652
Preferred dividend	772	(959)

NET INCOME (LOSS) TO COMMON STOCKHOLDERS:
EXCLUDING NON-CASH ITEMS:	$890	$(63)